UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2007

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 16, 2007, the Registrant entered into a Separation Agreement and General Release, dated May 15, 2007 (the “Agreement”), with Imtiaz Sattaur, the former President, Florida of the Registrant who resigned effective April 6, 2007. Under the Agreement, in consideration of a $135,000 separation payment, Mr. Sattaur has agreed to provide certain information to the Registrant with regard to non-competition, non-solicitation, non-interference and confidentiality covenants previously entered into with the Registrant, including certifications of compliance with such covenants. Further, Mr. Sattaur has agreed to place 40% of the net proceeds of certain stock option exercises in escrow for up to one year from the date of his resignation as security for his agreement to comply with these non-competition, non-solicitation, non-interference and confidentiality covenants. Mr. Sattaur also provided the Registrant with a full general release of all claims against the Registrant.

The foregoing summary of the Agreement is qualified in its entirety by reference to the copy of the Agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement and General Release, dated May 15, 2007, by and between the Registrant and Imtiaz Sattaur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.
May 18, 2007	/s/ Thaddeus Bereday Thaddeus Bereday Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated May 15, 2007, by and between the Registrant and Imtiaz Sattaur.